Exhibit 10.1

April 7, 2014

Personal and Confidential

VIA HAND DELIVERY

Mr. William R. Koehler

Dear Bill:

This letter agreement (the “Letter Agreement”) confirms our discussion concerning your employment with KeyBank National Association (“KeyBank”), and it confirms your election to voluntarily resign from your employment at KeyBank.

This Letter Agreement accordingly confirms your decision to separate from KeyBank, and it serves to outline the particular terms and conditions of the benefits to be provided to you under the terms of this Letter Agreement in conjunction with your separation. Please know that the benefits to be paid to you under the terms of this Letter Agreement constitute a full and final settlement of any and all claims and causes of action that you may have (or that you believe that you may have) against KeyBank, KeyCorp and their respective affiliates (hereinafter collectively and individually referred to as “Key”), including any claims that you believe you maintain under the KeyCorp Separation Pay Plan.

1.	Effective as of April 8, 2014, you agree to relinquish your role and duties as President of Key Community Bank and any other positions you hold with Key. There will be a transition period from the date hereof through June 30, 2014 (the “Transition Period”) during which period you will assist in effecting an orderly transition of your responsibilities to your successors and perform such other appropriate duties as may be assigned by Key. During the Transition Period, you will continue to be compensated at your regular pay and employee benefits as your pay and benefits existed immediately prior to the date of this Letter Agreement. During this Transition Period if your employment should terminate by reason of your voluntary resignation (note that should you commence employment, full or part-time, within another area or department of Key or with a third party during the Transition Period, it will be deemed a voluntary resignation) or your termination for cause by Key, you will have no right to any additional payments (salary continuation or otherwise) or benefits as set forth in this Letter Agreement but you will be bound by all of your obligations to Key under this Letter Agreement.

2.	Effective as of the close of business on June 30, 2014, by operation of this Letter Agreement and without any further act on your part, you voluntarily resign from your employment and any officer position you hold with Key (“Termination Date”). As a terminated employee, you are not entitled to any continuing employee benefits except as provided in this Letter Agreement.

3.	Provided that you remain employed by Key through the Termination Date and satisfy your obligations under Section 1 hereof, and further provided that you execute a Release in accordance with Section 5 of this Letter Agreement and such Release has become effective and irrevocable in accordance with its terms, you will receive the payments and benefits set forth in this Section 3 (less applicable tax withholding), subject to your compliance with the remaining terms and conditions of this Letter Agreement.

(a) You will, subject to the requirements of this Letter Agreement, receive Salary Continuation in the amount of your current base salary of $575,000 per year, less applicable withholdings, which shall be paid to you on a bi-weekly basis in accordance with Key’s normal payroll procedures for twelve (12) months, from July 1, 2014 through June 30, 2015 (“the Salary Continuation Period”). Such Salary Continuation payments shall commence within 10 business days after the Release becomes effective in accordance with its terms, with the first installment to include all amounts accrued from the Termination Date to the date of such installment and the remaining installments, if any, payable as otherwise scheduled assuming that payments had begun on the first regular payroll date in the Salary Continuation Period.

(b) You will, subject to the requirements of this Letter Agreement, be entitled to a discretionary annual incentive payment for 2014 equal to not less than 50% of your target 2014 annual incentive under the 2014 KeyCorp Annual Incentive Plan, and as shall otherwise be determined by the terms of the Plan document and payable as of the date(s) provided for in the Plan. You will not be eligible to receive any long-term incentive compensation for any period after your Termination Date. Key will consider the target amount of your 2014 long term incentive opportunity for purposes of determining whether any portion of your 2014 annual incentive is required to be deferred.

(c) You will be eligible to continue your Key Medical, Dental and/or Vision Plan participation (if applicable) under the provisions of COBRA, at your expense, at the Key employee group rate during your Salary Continuation Period. At the conclusion of the Salary Continuation Period, if you have not obtained new employment, then you will be eligible for an additional six (6) months of Key Medical, Dental and/or Vision Plan participation (if applicable) under the provisions of COBRA, at your expense, at the full monthly COBRA rate, subject to Key reimbursing you for the difference between the full monthly COBRA rate and the Key employee group rate. Please note, however, that should you obtain new employment outside of Key during the Salary Continuation Period, your Salary Continuation will continue until it is fully paid, but your participation in Key’s Medical, Dental and/or Vision plans at the employee rate will end and your continued coverage under COBRA will be at the full monthly COBRA rate. Please note that new employment outside of Key shall not include self-employment. Key’s determination of new employment outside of Key shall be final and conclusive. You agree to promptly notify Key upon your securing of new employment outside of Key during the Salary Continuation Period.

(d) For purposes of Key’s equity plans, your termination will be treated as though you “Terminated Under Limited Circumstances.” Your equity awards (including any stock options, restricted stock, restricted stock units, and performance units) that were outstanding immediately prior to the Termination Date will fully vest, pro-rata vest or forfeit as of your Termination Date in accordance with the terms and conditions of the applicable equity award agreements and plans. Vested stock options (including stock options that vest as a result of your separation) will be exercisable in accordance with the terms and conditions of those award agreements and plans.

(i) Amounts that were required to be withheld from your annual incentive awards under Key’s Mandatory Deferral program will continue to vest. Payment of these deferred amounts will be made in the form of KeyCorp common shares following the applicable vesting date(s).

(ii) Pursuant to the terms of the KeyCorp 2010 Equity Compensation Plan and the 2013 KeyCorp Equity Compensation Plan (“Equity Plans”), and the terms of long term incentive awards granted to you to date, including, but not limited to, those granted on May 19, 2011; March 2, 2012; March 2, 2013; and February 17, 2014, you recognize and agree that, if you engage in any “Harmful Activity,” as such term is described in the Equity Plan, prior to or within six months after your Termination Date, any not vested Restricted Stock Units or Performance Shares not otherwise forfeited at the time of your termination shall be immediately forfeited and all vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other equity awards provided to you within one year prior to your termination of employment shall become immediately forfeited, with all profits realized by you from your sale of such stock, units, shares or awards inuring to and becoming payable to KeyCorp upon KeyCorp’s demand.

(iii) You recognize and agree that your equity awards remain subject to risk adjusted vesting, forfeiture and clawback in accordance with KeyCorp’s Incentive Compensation Program and Policy, as the same may be in effect from time to time.

(e) Following your Termination Date, you will be entitled to be paid for your accrued but unused PTO days, if any, in accordance with Key’s policy.

(f) You will be eligible to receive distributions of your vested benefits under the KeyCorp 401(k) Savings Plan and the KeyCorp Deferred Savings Plan in accordance with the terms and conditions of those plans.

(g) You also will be eligible to receive distributions of your vested Cash Balance Pension Plan Benefit and vested Second Excess Cash Balance Pension Plan Benefit. Distributions under each plan shall be made in accordance with the terms of the applicable plan and your previous distribution election(s).

(h) You will also, subject to the requirements of this Letter Agreement, be eligible to receive career assistance services through Key’s Executive Outplacement service provider for up to six months, provided that you commence such services by no later than December 1, 2014. Should you not gain suitable alternate employment by the end of this initial six month period of outplacement services, Key, in its sole discretion as may be exercised by Craig Buffie, may afford you additional outplacement assistance through its chosen Executive Outplacement service provider on a month-to-month basis for up to an additional six months. Please contact Craig Buffie.

4.	You hereby acknowledge and agree that you shall have no rights under the KeyCorp Separation Pay Plan.

5.	Notwithstanding anything to the contrary in this Letter Agreement, Key shall not be obligated to make any payment under Section 3 hereof unless (a) you first execute, within 21 calendar days after the Date of Termination, a release of claims agreement provided by Key, substantially in the form attached hereto as Exhibit A, with such changes as Key may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”); (b) you do not revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms.

6.	You agree that you will keep strictly confidential and will not disclose to any person (except, if applicable, your spouse, accountant, or attorney) or any entity (unless compelled to disclose by valid legal process) the terms and circumstances relating to this Letter Agreement or Release and your separation from Key other than that you are leaving to pursue other interests and you are appreciative of the opportunities that were afforded to you at Key or words of similar import. You further agree that you shall not at any time, directly or indirectly, without written authorization from Key, make use of or disclose to any person or entity any confidential, business-related, proprietary, or secret information, confidential knowledge, trade secrets, or other confidential data not in the public domain related to the systems, business, products, services, employees, or practices of Key that you have acquired during your employment with Key, whether prepared by you or another. You further agree that the confidential character and proprietary nature of any of the foregoing information does not become any less confidential or proprietary to Key because you may commit some of the information to your memory or because you may maintain some of this information outside of Key’s offices. You agree to promptly return to Key all I.D. cards, access codes, computers, customer and proprietary information on your Blackberry/smart phone, files, disks, work-papers, customer, vendor, and employee records, and any other property belonging to Key that is in your possession or control as of your Termination Date.

7.	You certify and affirm that you have not sent, and will not send to your personal email or to any other email address or account any confidential, proprietary, and/or trade secrets information belonging to Key, and that you have and will return all hard copies (if applicable) of all confidential, proprietary, and/or trade secrets information belonging to Key that is either in your possession or under your control as of your Termination Date. You also certify and affirm that you have not made and will not make, copies, downloaded, or transmitted electronically of any of Key’s confidential, proprietary, and/or trade secrets information in any form or stored in any medium on your personal computer or any other place and that you have not disclosed, provided, or transmitted any such information or any copy thereof to any person or entity other than Key in the ordinary course of business.

8.	At all times following your Termination Date, you hereby agree that you will upon the prior written request of Key make yourself reasonably available to assist Key with any matters relating, in whole or in part, to the time periods prior to your Termination Date. During the Salary Continuation Period, your obligations under this section will be based on your circumstances at the time the request is made by Key, including such factors as your employment situation. Following the Salary Continuation Period, Key will compensate you for your reasonable time at a reasonable amount to be agreed upon between Key and you. At all times, Key will reimburse you for your reasonable business expenses incurred in your providing assistance to Key as permitted under Key’s reimbursement policies.

9.	Nothing herein shall preclude you from cooperating in a truthful manner in testifying in a court of law or governmental agency or self-regulatory agency or other proceeding if compelled or requested to testify as a witness in a proceeding in which Key, its employees or agents, is a subject of such proceeding, investigation, or review. You agree that you will use your best efforts to cooperate with Key and its counsel and to be available to provide such truthful testimony and other information at such times as are reasonably requested of you. You are fully aware that all testimony and information you provide in connection with any such proceeding, investigation, or review shall be truthful and nothing herein is intended to suggest the contrary.

10.	You agree that you will not disparage Key or any of its personnel, management, products, services, or practices. Key will not authorize or direct anyone to disparage you.

11.	In response to prospective employers inquiring about you, Key will follow its neutral reference policy through its vendor wherein only dates of employment and last position held will be provided.

12.	Should you apply for unemployment compensation to the applicable state agency, Key will reply accurately to all information requests from any state unemployment compensation agency. You also understand that Key may be required to provide additional documents and information to a state unemployment compensation agency with information supporting its response.

13.	If you breach any of the provisions of this Agreement, Key will be entitled to injunctive relief (without the necessity of posting any bond), in addition to any and all other rights and remedies that it may be entitled to under law or other contractual provisions. In the event that Key is granted injunctive relief under the provisions of this Section 13, please note that it will also be entitled to receive the cost of its attorney’s fees.

14.	Notwithstanding anything to the contrary in this Letter Agreement, Key’s obligations under the terms of this Letter Agreement, including but not limited to its obligations to pay you Salary Continuation, COBRA at the employee group rate during the Salary Continuation period, the payment of an incentive compensation award for the 2014 performance period, and any vesting in your unvested equity awards, shall cease upon the occurrence of any material breach by you of any of your obligations under this Letter Agreement or that you otherwise have to Key during or following your employment, including, without limitation, (i) your obligations to return all Key-owned property and to cooperate with Key in connection with any reasonable review of your previous assignments and responsibilities and (ii) your obligations regarding confidentiality, and non-disparagement hereunder, preservation of Key’s trade secrets, non-public information, intellectual property, non-solicitation and non-hiring of Key’s employees, and non-solicitation of Key’s customers. You agree that you will not, without Key’s prior written consent, hire or solicit to hire on behalf of yourself or any other entity any employee of Key or solicit business which competes with Key from any customer or prospective customer of Key with whom you interacted or of whom you learned during the course of performing your employment at Key, for a period of twelve months following your Termination Date.

15.	The intent of the parties is that payments and benefits under this Letter Agreement comply with Section 409A or are exempt therefrom and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance therewith. In that regard, (a) each installment in any series of installment payments pursuant to Section 3 shall be treated as a separate payment for purposes of Section 409A; (b) the parties will take all steps necessary to ensure that your termination of employment constitutes a “separation from service” within the meaning of Section 409A; (c) if you are a “specified employee,” as determined by Key in accordance with Section 409A, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Letter Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of your separation from service and that would otherwise be paid or provided during the first six months following your separation from service shall be accumulated through and paid or provided within 30 days after the first business day following the six month anniversary of your separation from service (or, if you should die during such six-month period, within 30 days after your death); (d) the amount of any expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, during any other calendar year; and (e) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. If you notify Key (with specificity as to the reason therefore) that you believe that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A and Key concurs with such belief (without any obligation whatsoever to do so), Key shall, after consulting with you, reform such provision in a manner that is economically neutral to Key to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. Although Key will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Key, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you (or any other individual claiming a benefit through you) as a result of this Agreement.

16.	In accordance with Ohio law and Key’s Director and Officer’s Policy, Key will provide you with defense and indemnification with regard to the services and the duties that you performed for Key so long as you worked within the scope of your employment and you operated in good faith during your employment.

17.

This Letter Agreement, together with the Release, represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Letter Agreement, except as is specifically set forth in this Letter Agreement. This Letter Agreement can only be modified or waived, in whole or in part, by a writing signed by all of the parties hereto. A facsimile of this Letter Agreement and a facsimile signature of a party shall be treated in all respects as an original document and counterparts of this Letter Agreement may be executed separately and taken together will be treated as one complete original document. This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns.

I wish you the best.

Sincerely,

KeyBank National Association

/s/ Craig Buffie
Craig Buffie
Chief Human Resources Officer

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS LETTER AGREEMENT. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL. I HAVE HAD THE OPPORTUNITY, IF SO DESIRED, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS LETTER AGREEMENT.

AGREED TO this 17th day of April, 2014

/s/ William R. Koehler
William R. Koehler

EXHIBIT A

General Release of Claims

This General Release of Claims (this “Release”) is entered into by and between William R. Koehler (“Employee”) and KeyBank National Association as of the 17th day of April, 2014.

NOW, THEREFORE, and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employee’s employment with KeyCorp, KeyBank National Association and their subsidiaries and affiliates (hereinafter collectively and individually referred to as “Key”) terminated effective as of June 30, 2014.

2. Following the effectiveness of the terms set forth herein, Key shall provide Employee with certain benefits as provided in Section 3 of that certain letter agreement between Key and Employee dated as of April 7, 2014 (the “Letter Agreement”).

3. In consideration of Key providing the benefits enumerated above, and except for (i) the arrangements specified in the Letter Agreement, (ii) Employee’s vested qualified 401(k) Savings Plan benefits, and Deferred Savings Plan benefits and any vested equity awards (in accordance with the applicable plans), and (iii) any insurance or indemnification rights Employee possesses, Employee, for himself and his heirs, legal representatives, and assigns, releases, acquits, and forever discharges KeyCorp, KeyBank National Association, their affiliates and subsidiaries, and their former and current representatives, employees, officers, directors, predecessors-in-interest, successors, and assigns, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which Employee has had, now has, or may have in the future for events occurring to the date hereof, whether known or unknown, suspected or unsuspected, that are by reason of, or in any manner whatsoever connected with, or growing out of, Employee’s employment relationship with, KeyCorp, KeyBank National Association or their affiliates or predecessors-in-interest (the “Released Parties”), or the termination of those employment relationships, including, without limitation, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Family Medical Leave Act; the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; any claim based on federal, state or local law, rule, regulation or ordinance; any claim for breach of contract or promise, express or implied; any claim for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific situations; any common law claim of any kind. Notwithstanding anything to the contrary in this paragraph, nothing herein shall prohibit Employee from filing a charge or complaint with or from participation in any investigation or proceeding of the U.S. Equal Employment Opportunity Commission or the applicable State or Local Fair Employment Practices Agency; however, Employee agrees that Employee will not be entitled to any further monetary compensation from Key in addition to that which is provided for under this Release and the Letter Agreement.

4. Employee declares and expressly warrants that he is not a Medicare beneficiary; that he is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that he has not received Social Security benefits for 24 months or longer; and/or that he has not applied for Social Security disability benefits, and/or has not been denied Social Security disability benefits and is appealing the denial. Employee affirms, covenants and warrants that he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Release. Because Employee is not a Medicare recipient as of the date of this Release, Employee is aware of no medical expenses which Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

5. Employee declares and expressly warrants that he has reported all hours worked as of the date of this Release and has been paid for all hours worked and has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Release and the Letter Agreement.

6. This Release contains a waiver of Employee’s rights and claims under the ADEA. Employee’s waiver must be knowing and voluntary, which means, as a minimum, that Employee understands that:

a)	the waiver is part of an agreement between Employee and his employer which is written so that Employee understands it;

b)	the waiver specifically refers to rights or claims under ADEA;

c)	Employee does not waive any rights or claims that may arise after this Release is executed by him;

d)	Employee’s waiver is in exchange for consideration that is more valuable than what he is already entitled to;

e)	Employee is advised to consult with an attorney prior to executing this Release;

f)	Employee has at least 21 days after termination of employment to decide whether to execute it; and

g)	Employee has 7 days after he executes this Release to revoke it, and this Release will not be effective or enforceable until this 7-day period has expired.

Employee further acknowledges and represents that in the event he chooses to execute this Release prior to the expiration of the consideration period, he has voluntarily done so of his own free will, without coercion or duress.

Employee acknowledges and agrees that: (1) he has been specifically advised that by signing this Release he is forever giving up his legal rights to sue, KeyCorp, KeyBank National Association and their affiliates for the subject matters of this Release; (2) he has carefully read and fully understands all of the provisions of this Release; (3) he has not relied on any representations of KeyCorp, KeyBank National Association or any of their affiliates to induce him to enter into this Release, other than as specifically set forth herein and in the Letter Agreement; (4) he is fully competent to enter into this Release; (5) he has not been pressured, coerced or otherwise unduly influenced to enter into this Release; and (6) he has voluntarily entered into this Release of his own free will.

7. This Release, together with the Letter Agreement, represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Release, except as is specifically set forth in this Release and the Letter Agreement. This Release can only be modified or waived, in whole or in part, by a writing signed by all of the parties hereto. A facsimile of this Release and a facsimile signature of a party shall be treated in all respects as an original document and counterparts of this Release may be executed separately and taken together will be treated as one complete original document. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns.

KeyBank National Association

/s/ Craig Buffie
Craig Buffie
Chief Human Resources Officer

Employee specifically acknowledges as follows:

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND THE LETTER AGREEMENT, INCLUDING MY WAIVER OF CLAIMS AGAINST KEY. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL. I HAVE HAD THE OPPORTUNITY, IF SO DESIRED, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AND WAIVING ANY CLAIMS.

AGREED TO this 17th day of April, 2014

/s/ William R. Koehler
William R. Koehler